Exhibit a(31)

VALIC COMPANY I

ARTICLES OF AMENDMENT

VALIC COMPANY I, a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by redesignating the Money Market I Fund, a series of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), as the “Government Money Market I Fund.” Any reference to the Money Market I Fund in the Charter shall be changed to “Government Money Market I Fund.”

SECOND: The amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors, and the amendment is limited to a change expressly authorized by section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective as of the             day of             , 2016.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of facts required to be verified under oath, the undersigned acknowledges that, to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its [Vice President and Secretary] and attested to by its [Assistant Secretary] on this             day of             2016.

ATTEST:	VALIC COMPANY I

By:
Name:	Name:
Title:	Title: